Exhibit 99.1


July 24, 2003

         John Lowber, (907) 868-5628; jlowber@gci.com
         Bruce Broquet, (907) 868-6660; bbroquet@gci.com
         David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

                   MCI EXTENDS ALASKA SUPPLY CONTRACT WITH GCI

         ANCHORAGE, AK--GCI (NASDAQ:GNCMA), Alaska's leading telecommunications service provider, today announced that MCI is extending its Contract of Alaska Access Services for five years to July 2008. This agreement sets the terms and conditions under which GCI originates and terminates certain types of long distance and data services in Alaska on MCI's behalf. In exchange for extending the term of the contract, MCI receives a series of rate reductions implemented in phases over the life of the contract.

         "We are delighted to reaffirm our strategic alliance with MCI," said Dick Westlund, GCI long distance general manager. "GCI revenues attributed to MCI during 2002 totaled more than $84 million and with this contract amendment we are assured that MCI will continue to use GCI's state-of-the-art network to meet their future requirements throughout Alaska."

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statements sections of Form 10K and 10-Q filed with the Securities and Exchange Commission.

         Based on revenues, GCI is the largest Alaska-based and operated integrated telecommunications provider and provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.